                                                                EXHIBIT 12.2




RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in the Thousands)



                                      NINE MONTHS
                                         ENDED
                                     SEPTEMBER 30,                         YEARS ENDED DECEMBER 31,
                                     -------------     ------------------------------------------------------------------
                                          2001            2000        1999        1998         1997           1996
                                     -------------     ----------  ----------  ----------  -----------    -----------
Income ...........................   $169,585           $217,539   $ 39,565   $ 59,316     $  1,426       $   (423)

Plus:
Cumulative  effect  of  change  in
accounting principle .............        282                 --         --         --          --              --
Extraordinary Items(1) ...........      1,620                705         --         --          --              --
Income Taxes .....................       --                   --         --         --          --              --
Interest Expense .................    128,905            173,891     91,184     44,697          --             272
                                     --------          ---------   --------   --------    ---------       ---------
       Total Earnings ............   $300,392           $392,135   $130,749   $104,013     $  1,426       $   (151)

Fixed Charges:
       Interest Expense ..........    129,757            174,404     91,561     44,697          --             272
                                     --------          ---------   --------   --------    ---------       ---------
       Total Fixed Charges .......   $129,757           $174,404   $ 91,561   $ 44,697          --        $    272

                                                                                            --------
Earnings/Fixed Charges ...........       2.3x               2.2x    1.4x(2)       2.3x         NA         NA

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(1)      Represents loss on early extinguishment of debt.

(2) Includes the effect of a non-recurring, non-cash charge in the amount of approximately $94.5 million relating to our November 1999 acquisition of the external advisor to our Company. Excluding the effect of this non-recurring, non-cash charge our ratio of earning/fixed charges for the year ended December
31, 1999 would have been 2.5x.